PSI INTERNATIONAL, INC.

General Services Administration
Federal Supply Service

AUTHORIZED INFORMATION TECHNOLOGY SCHEDULE PRICELIST

Special Item Number 132-51 Information Technology Professional Services
ADP Services Category Code: S

Contract Number: GS-35F-5491H

Period Covered by Contract: March 12, 2013 - March 11, 2018

Products and ordering information in this Authorized Information Technology Schedule Pricelist is also available on the GSA Advantage! System. Agencies can browse GSA Advantage! by accessing Federal Supply Service's Home Page via Internet at http://www.fss.gsa.gov/.

Note 1: All non-professional labor categories must be incidental to and used solely to support hardware, software and/or professional services, and cannot be purchase separately.

Note 2: Offerors and Agencies are advised that the Group 70 - Information Technologies Schedule is not be used as a means to procure services which properly fall under the Brooks Act. These services include, but are not limited to, architectural, engineering, mapping, cartographic production, remote sensing, geographic information systems, and related service. FAR 36.6 distinguishes between mapping services of an A/E nature and mapping services which are not connected nor incidental to the traditionally accepted A/E Services.

PSI International, Inc.
4000 Legato Road, Suite 850
Fairfax, VA 22033

Telephone: (703) 621-5840
Fax: (703) 352-8236

Internet: http://www.psiint.com

TABLE OF CONTENTS

Information for Ordering Offices 2

Terms and Conditions Applicable to Information Technology (IT) Professional Services (Special Item Number 132-51) 12

Labor Rates 19

Job Descriptions by Labor Category 22

INFORMATION FOR ORDERING OFFICES

SPECIAL NOTICE TO AGENCIES:

Small Business Participation

SBA strongly supports the participation of small business concerns in the Federal Supply Schedules Program. To enhance Small Business Participation SBA policy allows agencies to include in their procurement base and goals, the dollar value of orders expected to be placed against the Federal Supply Schedules, and to report accomplishments against these goals.

For orders exceeding the micro purchase threshold, FAR 8.404 requires agencies to consider the catalogs/pricelists of at least three schedule contractors or consider reasonably available information by using the GSA Advantage!™ On-line shopping service (www.fss.gsa.gov). The catalogs/pricelists, GSA Advantage!™ and the Federal Supply Service Home Page (www.fss.gsa.gov) contain information on a broad array of products and services offered by small business concerns.

This information should be used as a tool to assist ordering activities in meeting or exceeding established small business goals. It should also be used as a tool to assist in including small, small disadvantaged, and women-owned small businesses among those considered when selecting pricelists for a best value determination.

For orders exceeding the micro purchase threshold, customers are to give preference to small business concerns when two or more items at the same delivered price will satisfy their requirement.

1. GEOGRAPHIC SCOPE OF CONTRACT

The geographic scope of contract is the 48 contiguous states and the District of Columbia.

2. PSI'S ORDERING ADDRESS AND PAYMENT INFORMATION

ATTN: Prakash Mehta, VP of Finance
PSI International, Inc.
4000 Legato Road, Suite 850
Fairfax, VA 22033

Contractors are required to accept the Government purchase card for payments equal to or less than the micro-purchase threshold for oral or written delivery orders. Government purchase cards will not be acceptable for payment above the micro-purchase threshold. In addition, bank account information for wire transfer payments will be shown on the invoice.

The following telephone number(s) can be used by ordering agencies to obtain technical and/or ordering assistance.

Telephone: (703) 621-5840 Fax: (703) 352-8236

3. LIABILITY FOR INJURY OR DAMAGE

The Contractor shall not be liable for any injury to Government personnel or damage to Government property arising from the use of equipment maintained by the Contractor, unless such injury or damage is due to the fault or negligence of the Contractor.

4. STATISTICAL DATA FOR GOVERNMENT ORDERING OFFICE COMPLETION OF STANDARD FORM 279:

Block 9: G. Order/Modification under Federal Schedule
Block 16: Contractor Establishment Code (DUNS): 08-898-0149
Block 30: Type of Contractor – B. Large Business
Block 31: Woman-Owned Small Business – No
Block 36: PSI's Taxpayer Identification Number (TIN) 04-2608935

4a. CAGE Code: 1JL06
4b. Contractor has registered with the Central Contractor Registration Database.

5. FOB DESTINATION

6. DELIVERY SCHEDULE

(a) TIME OF DELIVERY: The contractor shall deliver to destination within the number of calendar days after receipt of order (ARO), as set forth below.

ITEMS OR GROUPS OF ITEMS (SIN or Nomenclature)	DELIVERY TIME (DAYS ARO)
132-51	To be negotiated between PSI and ordering agency

(b) URGENT REQUIREMENTS: When the Federal Supply Schedule contract delivery period does not meet the bona fide urgent delivery requirements of an ordering agency, agencies are encouraged, if time permits, to contact the contractor for the purpose of obtaining accelerated delivery. The contractor shall replay to the inquiry within 3 workdays after receipt. (Telephonic replies shall be confirmed by the contractor in writing.) If the contractor offers an accelerated delivery time acceptable to the ordering agency, any order(s) placed pursuant to the agreed upon accelerated delivery time frame shall be delivered within this shorter delivery time and in accordance with all other terms and conditions of the contract.

7. **DISCOUNTS**: Prices shown are NET prices; Basic Discounts have been deducted.

   a. Prompt Payment: 1 % - 10 days from receipt of invoice or date of acceptance, whichever is later.
   b. Quantity: none
   c. Dollar Volume: none
   d. Government Educational Institutions receive the same discount offered to other government customers.
   e. Other: none

8. **TRADE AGREEMENTS ACT OF 1979, AS AMENDED:**

All items are U.S. made end products, designated country end products, Caribbean Basic country end products, Canadian end products, or Mexican end products as defined in the Trade Agreements Act of 1979, as amended.

9. **STATEMENT CONCERNING AVAILABILITY OF EXPORT PACKING**

Not Applicable.

10. **SMALL REQUIREMENTS**

The minimum dollar value of orders to be issued is $1,000.00.

11. **MAXIMUM ORDER:** (All dollar amounts are exclusive of any discount for prompt payment.)

Special Item 132-51 - Information Technology (IT) Professional Services
The maximum dollar value per order for all IT Professional services will be $500,000.

12. **USE OF FEDERAL SUPPLY SERVICE INFORMATION TECHNOLOGY SCHEDULE CONTRACTS. In accordance with FAR 8.404:**

Orders placed pursuant to a Multiple Award Schedule (MAS), using the procedures in FAR 8.404, are considered to be issued pursuant to full and open competition. Therefore, when placing orders under Federal Supply Schedules, ordering office need not seek further competition, synopsize the requirement, make a separate determination of fair and reasonable pricing, or consider small business set-asides in accordance with subpart 19.5. GSA has already determined the prices of items under schedule contracts to be fair and reasonable. By placing an order against a schedule using the procedures outlined below, the ordering office has concluded that the order represents the best value and results in the lowest overall cost alternative (considering price, special features, administrative costs, etc.) to meet the Government's needs.

(a) **Orders placed at or below the micro-purchase threshold**. Ordering offices can place orders at or below the micro-purchase threshold with any Federal Supply Schedule Contractor.

(b) **Orders exceeding the micro-purchase threshold but not exceeding the maximum order threshold**. Orders should be placed with the Schedule Contractor that can provide the supply or service that represents the best value. Before placing an order, ordering offices should consider reasonably available information about the supply or service offered under MAS contracts by using the "GSA Advantage!" on-line shopping service, or by reviewing the catalogs/pricelists of at least three Schedule Contractors and selecting the delivery ad other options available under the schedule that meets the agency's needs. In selecting the supply or service representing the best value, the ordering office may consider - -

(1) Special features of the supply or service that are required in effective program performance and that are not provided by a comparable supply or service;

(2) Trade-in considerations;

(3) Probable life of the item selected as compared with that of a comparable item;

(4) Warranty considerations;

(5) Maintenance availability;

(6) Past performance; and

(7) Environmental and energy efficiency considerations.

(c) **Orders exceeding the maximum order threshold**. Each schedule contract has an established maximum order threshold. This threshold represents the point where it is advantageous for the ordering office to seek a price reduction. In addition to following the procedures in paragraph b, above, and before placing an order that exceeds the maximum order threshold, ordering offices shall **- -**

(1) Review additional Schedule Contractors' catalogs/pricelists or use the "GSA Advantage!" on-line shopping service;

(2) Based upon the initial evaluation, generally seek price reductions from the Schedule Contractor(s) appearing to provide the best value (considering price and other factors); and

(3) After price reductions have been sought, place the order with the Schedule Contractor that provides the best value and results in the lowest overall cost

alternative. If further price reductions are not offered, an order may still be placed, if the ordering office determines that it is appropriate.

NOTE: For orders exceeding the maximum order threshold, the Contractor may:

(4) Offer a new lower price for this requirement (the Price Reductions clause is not applicable to orders placed over the maximum order in FAR 52.216-19 Order Limitations);

(5) Offer the lowest price available under the contract; or

(6) Decline the order (orders must be returned in accordance with FAR 52.216-19).

(d) **Blanket purchase agreements (BPAs)**. The establishment of Federal Supply Schedule BPAs is permitted when following the ordering procedures in FAR 8.404. All schedule contracts contain BPA provisions. Ordering offices may use BPAs to establish accounts with Contractors to fill recurring requirements. BPAs should address the frequency of ordering and invoicing, discounts, and delivery locations and times.

(e) **Price Reductions**. In addition to the circumstances outlined in paragraph c, above, there may be instances when ordering offices will find it advantageous to request a price reduction. For example, when the ordering office finds a schedule supply or service elsewhere at a lower price or when a BPA is being established to fill recurring requirements, requesting a price reduction could be advantageous. The potential volume of orders under these agreements, regardless of the size of the individual order, may offer the ordering office the opportunity to secure greater discounts. Schedule Contractors are not required to pass on to all schedule users a price reduction extended only to an individual agency for a specific order.

(f) **Small business**. For orders exceeding the micro-purchase threshold, ordering offices should give preference to the items of small business concerns when two or more items at the same delivered price will satisfy the requirement.

(g) **Documentation**. Orders should be documented, at a minimum, by identifying the Contractor the item was purchased from, the item purchased, and the amount paid. If an agency requirement in excess of the micro-purchase threshold is defined so as to require a particular brand name, product, or feature of a product peculiar to one manufacturer, thereby precluding consideration of a product manufactured by another company, the ordering office shall include an explanation in the file as to why the particular brand name, product, or feature is essential to satisfy the agency's needs.

13. FEDERAL INFORMATION TECHNOLOGY/TELECOMMUNICATION STANDARDS REQUIREMENTS

Federal departments and agencies acquiring products from this Schedule must comply with the provisions of the Federal Standards Program, as appropriate (reference: NIST Federal Standards Index). Inquiries to determine whether or not specific products listed herein comply with Federal Information Processing Standards (FIPS) or Federal Telecommunication Standards (FED-STDS), which are cited by ordering offices, shall be responded to promptly by the Contractor.

13.1 FEDERAL INFORMATION PROCESSING STANDARDS PUBLICATIONS (FIPS PUBS)

Information Technology products under this Schedule that do not conform to Federal Information Processing Standards (FIPS) should not be acquired unless a waiver has been granted in accordance with the applicable "FIPS Publication." Federal Information Processing Standards Publications (FIPS PUBS) are issued by the U.S. Department of Commerce, National Institute of Standards and Technology (NIST), pursuant to National Security Act. Information concerning their availability and applicability should be obtained from the National Technical Information Service (NTIS), 5285 Port Royal Road, Springfield, Virginia 22161. FIPS PUBS include voluntary standards when these are adopted for Federal use. Individual orders for FIPS PUBS should be referred to the NTIS Sales Office, and orders for subscription service should be referred to the NTIS Subscription Officer, both at the above address, or telephone number (703) 487-4650.

13.2 FEDERAL TELECOMMUNICATION STANDARDS (FED-STDS)

Telecommunication products under this Schedule that do not conform to Federal Telecommunication Standards (FED-STDS) should not be acquired unless a waiver has been granted in accordance with the applicable "FED-STD." Federal Telecommunication Standards are issued by the U.S. Department of Commerce, National Institute of Standards and Technology (NIST), pursuant to National Security Act. Ordering information and information concerning the availability of FED-STDS should be obtained from the GSA, Federal Supply Service, Specification Section, 470 East L'Enfant Plaza, Suite 8100, SW, Washington, DC 20407, telephone number (202)619-8925. Please include a self-addressed mailing label when requesting information by mail. Information concerning their applicability can be obtained by writing or calling the U.S. Department of Commerce, National Institute of Standards and Technology, Gaithersburg, MD 20899, telephone number 301/975-2833.

14. SECURITY REQUIREMENTS

In the event security requirements are necessary, the ordering activities may incorporate, in their delivery order(s), a security clause in accordance with current laws, regulations, and individual agency policy; however, the burden of administering the security requirements shall be with the ordering agency. If any costs are incurred as a result of the inclusion of security requirements, such costs will not exceed ten percent (10%) or $100,000, of the total dollar value of the order, whichever is lessor.

15. CONTRACT ADMINISTRATION FOR ORDERING OFFICES

Any ordering office, with respect to any one or more delivery orders placed by it under this contract, may exercise the same rights of termination as might the GSA Contracting Officer under provisions of FAR 212-4, paragraph (l), Termination for the Government's Convenience, and (m), Termination for Cause (See C.1).

16. GSA Advantage!

The GSA Advantage! is an on-line, interactive electronic information and ordering system that provides on-line access to vendors' schedule prices with ordering information. GSA Advantage! will allow the user to perform various searches across all contracts including, but not limited to:

(1) Manufacturer;
(2) Manufacturer's Part Number; and
(3) Product categories.

Agencies can browse GSA Advantage! by accessing the Internet World Wide Web utilizing a browser (ex.: NetScape). The Internet address is http://www.fss.gsa.gov/.

17. PURCHASE OF INCIDENTAL, NON-SCHEDULE ITEMS

For administrative convenience, open market (non-contract) items may be added to a Federal Supply Schedule Blanket Purchase Agreement (BPA) or an individual order, provided that the items are clearly labeled as such on the order, all applicable regulations have been followed, and price reasonableness has been determined by the ordering activity for the open market (non-contract) item.

18. CONTRACTOR COMMITMENTS, WARRANTIES AND REPRESENTATIONS

a. For the purpose of this contract, commitments, warranties and representations include, in addition to those agreed to for the entire schedule contract:

(1) Time of delivery/installation quotations for individual orders.

(2) Technical representations and/or warranties of products concerning performance, total system performance and/or configuration, physical, design and/or functional characteristics and capabilities of a product/equipment/ service/software package submitted in response to requirements which result in orders under this schedule contract.

(3) Any representations and/or warranties concerning the products made in any literature, description, drawings and/or specifications furnished by the contractor.

b. The above is not intended to encompass items not currently covered by the GSA Schedule contract.

19. OVERSEAS ACTIVITIES

The terms and conditions of this contract shall apply to all orders for installation, maintenance and repair of equipment in areas listed in the pricelist outside the 48 contiguous states and the District of Columbia, except as indicated below:

Not Applicable

Upon request of the Contractor, the Government may provide the Contractor with logistics support, as available, in accordance with all applicable Government regulations. Such Government support will be provided on a reimbursable basis, and will only be provided to the Contractor's technical personnel whose services are exclusively required for the fulfillment of the terms and conditions of this contract.

20. BLANKET PURCHASE AGREEMENTS (BPAs)

Federal Acquisition Regulation (FAR) 13.201(a) defines Blanket Purchase Agreements (BPAs) as "… a simplified method of filling anticipated repetitive needs for supplies or services by establishing 'charge accounts' with qualified sources of supply." The use of Blanket Purchase Agreements under the Federal Supply Schedule Program is authorized in accordance with FAR 13.202(c) (3), which reads, in part, as follows:

"BPAs may be established with Federal Supply Schedule Contractors, if not inconsistent with the terms of the applicable schedule contract."

Federal Supply Schedule contracts contain BPA provisions to enable schedule users to maximize their administrative and purchasing savings. This feature permits schedule users to set up "accounts" with Schedule Contractors to fill recurring requirements. These accounts establish a period for the BPA and generally address issues such as the frequency of ordering and invoicing, authorized callers, discounts, delivery locations and times. Agencies may qualify for the best quantity/volume discounts available under the contract, based on the potential volume of business that may be generated through such an agreement, regardless of the size of the individual orders. In addition, agencies may be able to secure a discount higher than that available in the contract based on the aggregate volume of business possible under a BPA. Finally, Contractors may be open to a progressive type of discounting where the discount would increase once the sales accumulated under the BPA reach certain prescribed levels. Use of a BPA may be particularly useful with the new Maximum Order feature. See the Suggested Format, contained in this Schedule Pricelist, for customers to consider when using this purchasing tool.

21. CONTRACTOR TEAM ARRANGEMENTS

Contractors participating in contractor team arrangements must abide by all terms and conditions of their respective contracts. This includes compliance with Clauses 552.238-74, Contractor's Reports of Sales and 552.238-76, Industrial Funding Fee, i.e., each contractor (team member) must report sales and remit the IFF for all products and services provided under its individual contract.

22 INSTALLATION, DEINSTALLATION, REINSTALLATION

The Davis-Bacon Act (40 U.S.C. 276a-276a-7) provides that contracts in excess of $2,000 to which the United States or the District of Columbia is a party for construction, alteration, or repair (including painting and decorating) of public buildings or public works with the United States, shall contain a clause that no laborer or mechanic employed directly upon the site of the work shall received less than the prevailing wage rates as determined by the Secretary of Labor. The requirements of the Davis-Bacon Act do not apply if the construction work is incidental to the furnishing of supplies, equipment, or services. For example, the requirements do not apply to simple installation or alteration of a public building or public work that is incidental to furnishing supplies or equipment under a supply contract. However, if the construction, alteration or repair is segregable and exceeds $2,000, then the requirement of the Davis-Bacon Act applies.

The requisitioning activity issuing the task order against this contract will be responsible for proper administration and enforcement of the Federal labor standards covered by the Davis-Bacon Act. The proper Davis-Bacon wage determination will be issued by the ordering activity at the time a request for quotations is made for applicable construction classified installation, deinstallation, and reinstallation services under SIN 132-8.

23 SECTION 508 COMPLIANCE.

If applicable, Section 508 compliance information on the supplies and services in this contract are available in Electronic and Information Technology (EIT) at the following:

Web site http://www.psiint.com/

The EIT standard can be found at: www.Section508.gov/

24 PRIME CONTRACTOR ORDERING FROM FEDERAL SUPPLY SCHEDULES.

Prime Contractors (on cost reimbursement contracts) placing orders under Federal Supply Schedules, on behalf of a Federal Agency, shall follow the terms of the applicable schedule and authorization and include with each order –

(a) A copy of the authorization from the Agency with whom the contractor has the prime contract (unless a copy was previously furnished to the Federal Supply Schedule contractor); and

(b) The following statement:

This order is placed under written authorization from _______ dated _______. In the event of any inconsistency between the terms and conditions of this order and those of your Federal Supply Schedule contract, the latter will govern

TERMS AND CONDITIONS APPLICABLE TO INFORMATION TECHNOLOGY (IT) PROFESSIONAL SERVICES (SPECIAL ITEM NUMBER 132-51)

1. SCOPE

a. The prices, terms and conditions stated under special Item Number 132-51, Information Technology Professional Services, apply exclusively to IT Services within the scope of this Information Technology Schedule.

b. The Contractor shall provide services at the Contractor's facility and/or at the Government location, as agreed to by the Contractor and the ordering office.

2. PERFORMANCE INCENTIVES

a. When using a performance based statement of work, performance incentives may be agreed upon between the Contractor and the ordering office on individual fixed price orders or Blanket Purchase Agreements, for fixed price tasks, under this contract in accordance with this clause.

b. The ordering office must establish a maximum performance incentive price for these services and/or total solutions on individual orders or Blanket Purchase Agreements.

c. To the maximum extent practicable, ordering offices shall consider establishing incentives where performance is critical to the agency's mission and incentives are likely to motivate the contractor. Incentives shall be based on objectively measurable tasks.

d. The above procedures do not apply to Time and Material or labor hour orders.

3. ORDERING PROCEDURES FOR SERVICES (REQUIRING A STATEMENT OF WORK)

FAR 8.402 contemplates that GSA may occasionally find it necessary to establish special ordering procedures for individual Federal Supply Schedules or for some Special Item Numbers (SINs) within a Schedule. GSA has established special ordering procedures for services that require a Statement of Work. These special ordering procedures take precedence over the procedures in FAR 8.404 (b)(2) through (b)(3).

GSA has determined that the prices for services contained in the contractor's price list applicable to this Schedule are fair and reasonable. However, the ordering office using this contract is responsible for considering the level of effort and mix of labor proposed to perform a specific task being ordered and for making a determination that the total firm-fixed price or ceiling price is fair and reasonable.

(a) When ordering services, ordering offices shall—

(1) Prepare a Request (Request for Quote or other communication tool):

(i) A statement of work (a performance-based statement of work is preferred) that outlines, at a minimum, the work to be performed, location of work, period of performance, deliverable schedule, applicable standards, acceptance criteria, and any special requirements (i.e., security clearances, travel, special knowledge, etc.) should be prepared.

(ii) The request should include the statement of work and request the contractors to submit either a firm-fixed price or a ceiling price to provide the services outlined in the statement of work. A firm-fixed price order shall be requested, unless the ordering office makes a determination that it is not possible at the time of placing the order to estimate accurately the extent or duration of the work or to anticipate cost with any reasonable degree of confidence. When such a determination is made, a labor hour or time-and-materials proposal may be requested. The firm-fixed price shall be based on the rates in the schedule contract and shall consider the mix of labor categories and level of effort required to perform the services described in the statement of work. The firm-fixed price of the order should also include any travel costs or other incidental costs related to performance of the services ordered, unless the order provides for reimbursement of travel costs at the rates provided in the Federal Travel or Joint Travel Regulations. A ceiling price must be established for labor-hour and time-and-materials orders.

(iii) The request may ask the contractors, if necessary or appropriate, to submit a project plan for performing the task, and information on the contractor's experience and/or past performance performing similar tasks.

(iv) The request shall notify the contractors what basis will be used for selecting the contractor to receive the order. The notice shall include the basis for determining whether the contractors are technically qualified and provide an explanation regarding the intended use of any experience and/or past performance information in determining technical qualification of responses. If consideration will be limited to schedule contractors who are small business concerns as permitted by paragraph (2)(i) below, the request shall notify the contractors that will be the case.

(2) Transmit the Request to Contractors:

(i) Based upon an initial evaluation of catalogs and price lists, the ordering office should identify the contractors that appear to offer the best value (considering the scope of services offered, pricing and other factors such as contractors' locations, as appropriate). When buying IT professional services under SIN 132—51 ONLY, the ordering office, at its discretion, may limit consideration to those schedule contractors that are small business concerns. This limitation is not applicable when buying supplies and/or services under other SINs as well as SIN 132-51. The limitation may only be used when at least three (3) small businesses that appear to offer services that will meet the agency's needs are available, if the order is estimated to exceed the micro-purchase threshold.

(ii)The request should be provided to three (3) contractors if the proposed order is estimated to exceed the micro-purchase threshold, but not exceed the maximum order

threshold. For proposed orders exceeding the maximum order threshold, the request should be provided to additional contractors that offer services that will meet the agency's needs. Ordering offices should strive to minimize the contractors' costs associated with responding to requests for quotes for specific orders. Requests should be tailored to the minimum level necessary for adequate evaluation and selection for order placement. Oral presentations should be considered, when possible.

(3) Evaluate Responses and Select the Contractor to Receive the Order:

After responses have been evaluated against the factors identified in the request, the order should be placed with the schedule contractor that represents the best value. (See FAR 8.404)

(b) The establishment of Federal Supply Schedule Blanket Purchase Agreements (BPAs) for recurring services is permitted when the procedures outlined herein are followed. All BPAs for services must define the services that may be ordered under the BPA, along with delivery or performance time frames, billing procedures, etc. The potential volume of orders under BPAs, regardless of the size of individual orders, may offer the ordering office the opportunity to secure volume discounts. When establishing BPAs, ordering offices shall—

(1) Inform contractors in the request (based on the agency's requirement) if a single BPA or multiple BPAs will be established, and indicate the basis that will be used for selecting the contractors to be awarded the BPAs.

(i) SINGLE BPA: Generally, a single BPA should be established when the ordering office can define the tasks to be ordered under the BPA and establish a firm-fixed price or ceiling price for individual tasks or services to be ordered. When this occurs, authorized users may place the order directly under the established BPA when the need for service arises. The schedule contractor that represents the best value should be awarded the BPA. (See FAR 8.404)

(ii) MULTIPLE BPAs: When the ordering office determines multiple BPAs are needed to meet its requirements, the ordering office should determine which contractors can meet any technical qualifications before establishing the BPAs. When multiple BPAs are established, the authorized users must follow the procedures in (a)(2)(ii) above and then place the order with the Schedule contractor that represents the best value.

(2) Review BPAs Periodically: Such reviews shall be conducted at least annually. The purpose of the review is to determine whether the BPA still represents the best value. (See FAR 8.404)

(c) The ordering office should give preference to small business concerns when two or more contractors can provide the services at the same firm-fixed price or ceiling price.

(d) When the ordering office's requirement involves both products as well as executive, administrative and/or professional, services, the ordering office should total the prices for the

products and the firm-fixed price for the services and select the contractor that represents the best value. (See FAR 8.404)

The ordering office, at a minimum, should document orders by identifying the contractor from which the services were purchased, the services purchased, and the amount paid. If other than a firm-fixed price order is placed, such documentation should include the basis for the determination to use a labor-hour or time-and-materials order. For agency requirements in excess of the micro-purchase threshold, the order file should document the evaluation of Schedule contractors' quotes that formed the basis for the selection of the contractor that received the order and the rationale for any trade-offs made in making the selection.

Ordering procedures for other services available on schedule at fixed prices for specifically defined services or tasks should use the procedures in FAR 8.404. These procedures are listed in the pricelist, under "Information for Ordering Offices," paragraph #12.

4. ORDER

a. Agencies may use written orders, EDI orders, blanket purchase agreements, individual purchase orders, or task orders for ordering services under this contract. Blanket Purchase Agreements shall not extend beyond the end of the contract period; all services and delivery shall be made and the contract terms and conditions shall continue in effect until the completion of the order. Orders for tasks, which extend beyond the fiscal year for which funds are available shall include FAR 52.232-19, Availability of Funds for the Next Fiscal Year. The purchase order shall specify the availability of funds and the period for which funds are available.

b. All task orders are subject to the terms and conditions of the contract. In the event of conflict between a task order and the contract, the contract will take precedence.

5. PERFORMANCE OF SERVICES

a. The Contractor shall commence performance of services on the date agreed to by the Contractor and the ordering office.

b. The Contractor agrees to render services only during normal working hours, unless otherwise agreed to by the Contractor and the ordering office.

c. The Contractor guarantees the satisfactory completion of the IT Services performed under the task order and that all contract personnel utilized in the performance of IT Services under the task order shall have the education, experience, and expertise as stated in the task order.

d. Any Contractor travel required in the performance of IT Services must comply with the Federal Trade Regulation or Joint Travel Regulations, as applicable, in effect on the

date(s) the travel is performed. Established Federal Government per diem rates will apply to all Contractor travel. Contractors cannot use GSA city pair contracts.

6. INSPECTION OF SERVICES

The Inspection of Services-Fixed Price (AUG 1996) clause at FAR 52.246-4 applies to firm-fixed price orders placed under this contract. The Inspection-Time-and-Materials and Labor-Hour (JAN 1986) clause at FAR 52.246-6 applies to time-and-materials and labor-hour orders placed under this contract.

7. RESPONSIBILITIES OF THE CONTRACTOR

The Contractor shall comply with all laws, ordinances, and regulations (Federal, State, City, or otherwise) covering work of this character. If the end product of a task order is software, then FAR 52.227-14 Rights in Data – General may apply.

8. RESPONSIBILITIES OF THE GOVERNMENT

Subject to security regulations, the ordering office shall permit Contractor access to all facilities necessary to perform the requisite IT Services.

9. INDEPENDENT CONTRACTOR

All IT Services performed by the Contractor under the terms of this contract shall be as an independent Contractor, and not as an agent or employee of the Government.

10. ORGANIZATIONAL CONFLICTS OF INTEREST

a. Definitions.

"Contractor" means the person, firm, unincorporated association, joint venture, partnership, or corporation that is a party to this contract.

"Contractor and its affiliates" and "Contractor or its affiliates" refers to the Contractor, its chief executives, directors, officers, subsidiaries, affiliates, subcontractors at any tier, and consultants and any joint venture involving the Contractor, any entity into or with which the Contractor subsequently merges or affiliates, or any other successor or assignee of the Contractor.

An "Organizational conflict of interest" exists when the nature of the work to be performed under a proposed Government contract, without some restriction on activities by the Contractor and its affiliates, may either, (i) result in an unfair competitive advantage to the Contractor or its affiliates, or (ii) impair the Contractor's or its affiliates' objectivity in performing contract work.

b. To avoid an organizational or financial conflict of interest and to avoid prejudicing the best interests of the Government, ordering offices may place restrictions on the

Contractors, its affiliates, chief executives, directors, subsidiaries and subcontractors at any tier when placing orders against schedule contracts. Such restrictions shall be consistent with FAR 9.505 and shall be designed to avoid, neutralize, or mitigate organizational conflict of interest that might otherwise exist in situations related to individual orders placed against the schedule contract. Examples of situations, which may require restrictions, are provided at FAR 9.508.

11. INVOICES

The Contractor, upon completion of the work ordered, shall submit invoices for IT services. Progress payments will be authorized by the ordering office on individual orders if appropriate. Progress payments shall be based upon completion of defined milestones or interim products. Invoices shall be submitted monthly for recurring services performed during the preceding month.

12. PAYMENTS

For firm-fixed price orders the Government shall pay the Contractor, upon submission of proper invoices or vouchers, the prices stipulated in this contract for service rendered and accepted. Progress payments shall be made only when authorized by the order. For time-and-materials orders, the Payments under Time-and-Materials and Labor-Hour Contracts (Alternate I (APR 1984)) at FAR 52.232-7 applies to time-and-materials orders placed under this contract. For labor-hour orders, the Payment under Time-and-Materials and Labor-Hour Contracts (FEB 2002) (Alternate II (FEB 2002) at FAR 52.232-7 applies to labor-hour orders placed under this contract.

13. RESUMES

Resumes shall be provided to the GSA Contracting Officer or the user agency upon request.

14. INCIDENTAL SUPPORT COSTS

Incidental support costs are available outside the scope of this contract. The costs will be negotiated separately with the ordering agency in accordance with the guidelines set forth in the FAR.

15. APPROVAL OF SUBCONTRACTS

The ordering activity may require that the Contractor receive, from the ordering activity's Contracting Officer, written consent before placing any subcontract for furnishing any of the work called for in a task order.

USA COMMITMENT TO PROMOTE SMALL BUSINSS PARTICIPATION PROCUREMENT PROGRAMS

PREAMBLE

PSI International, Inc. provides commercial products and services to the Federal Government. We are committed to promoting participation of small, small disadvantaged and women-owned small businesses in our contracts. We pledge to provide opportunities to the small business community through reselling opportunities, mentor-protégé programs, joint ventures, teaming arrangements, and subcontracting.

COMMITMENT

To actively seek and partner with small businesses.

To identify, qualify, mentor, and develop small, small disadvantaged and women-owned small businesses by purchasing from these businesses whenever practical.

To develop and promote company policy initiatives that demonstrates our support for awarding contracts and subcontracts to small business concerns.

To undertake significant efforts to determine the potential of small, small disadvantaged and women-owned small business to supply products and services to our company.

To insure procurement opportunities are designed to permit the maximum possible participation of small, small disadvantaged and women-owned small businesses.

To attend business opportunity workshops, minority business enterprise seminars, trade fairs, procurement conferences, etc., to identify and increase small businesses with whom to partner.

To publicize in our marketing publications our interest in meeting small businesses that may be interested in subcontracting opportunities.

We signify our commitment to work in partnership with small, small disadvantaged and women-owned small businesses to promote and increase their participation in Federal Government contracts. To accelerate potential opportunities, please contact Charlie Farris at 703-621-5836 (Voice), 703-352-8236 (Fax) or byork@psiint.com.

Labor Rates for Government

			Option Years				
			YR. 1	YR. 2	YR. 3	YR. 4	YR. 5
		03/12/12-03/11/13	03/12/13-03/11/14	03/12/14-03/11/15	03/12/15-03/11/16	03/12/16-03/11/17	03/12/17-03/11/18
	Labor Category	Current GSA Rate	New proposed GSA Rate	New proposed GSA Rate	New proposed GSA Rate	New proposed GSA Rate	New proposed GSA Rate
1	Project Manager	130.68	134.99	139.45	144.05	148.80	153.72
2	Database Management Specialist	112.46	116.17	120.01	123.97	128.06	132.28
3	Senior Functional Analyst	119.39	123.33	127.40	131.60	135.95	140.43
4	Senior Application Engineer	111.32	114.99	118.79	122.71	126.76	130.94
5	Application Engineer	104.70	108.15	111.72	115.41	119.22	123.15
6	System Engineer	81.10	83.78	86.54	89.40	92.35	95.40
7	Principal Information Engineer	92.15	95.19	98.33	101.57	104.93	108.39
8	Senior Computer System Analyst	98.26	101.51	104.86	108.32	111.89	115.58
9	Application Programmer	68.28	70.53	72.86	75.27	77.75	80.32
10	Senior Network Installation Technician	68.66	70.92	73.26	75.68	78.18	80.76
11	Network Installation Technician	60.53	62.53	64.59	66.72	68.92	71.20
12	Senior Training Specialist	65.49	67.66	69.89	72.19	74.58	77.04
13	Production Control Supervisor	52.71	54.45	56.24	58.10	60.02	62.00
14	Production Control Specialist	49.66	51.30	52.99	54.74	56.55	58.41
15	Peripheral Operator	38.23	39.49	40.79	42.14	43.53	44.97
16	Subject Matter Expert I	167.89	173.43	179.15	185.06	191.17	197.48
17	Subject Matter Expert II	111.29	114.96	118.75	122.67	126.72	130.90
18	Subject Matter Expert III	73.90	76.34	78.86	81.46	84.15	86.93
19	Subject Matter Expert IV	71.28	73.63	76.06	78.57	81.17	83.84
20	Subject Matter Expert V	56.19	58.04	59.96	61.94	63.98	66.09
21	Subject Matter Expert VI	42.49	43.89	45.34	46.83	48.38	49.97
22	Data Processing Specialist I	43.25	44.68	46.15	47.68	49.25	50.87
23	Data Processing Specialist II	27.97	28.89	29.85	30.83	31.85	32.90
24	Data Processing Specialist III	24.57	25.38	26.22	27.09	27.98	28.90
25	Administrative Assistant	34.26	35.40	36.56	37.77	39.02	40.30
26	Record Management Specialist I	33.85	34.97	36.12	37.32	38.55	39.82
27	Record Management Specialist II	30.47	31.47	32.51	33.58	34.69	35.83
28	Record Management Specialist III	24.30	25.10	25.93	26.79	27.67	28.58
29	Record Management Specialist IV	22.00	22.72	23.47	24.25	25.05	25.87
30	Technology Consultant	205.12	211.88	218.88	226.10	233.56	241.27
31	Junior Technology Consultant	164.63	170.06	175.67	181.47	187.46	193.65
32	Program Manger	168.66	174.23	179.98	185.92	192.05	198.39
33	Database Administrator	128.78	133.03	137.42	141.95	146.64	151.47
34	Junior Database Administrator	99.64	102.93	106.33	109.83	113.46	117.20
35	Network Analyst	81.16	83.84	86.61	89.46	92.42	95.47
36	Telecommunication Network Specialist	87.71	90.61	93.60	96.69	99.88	103.17

			Option Years				
			YR. 1	YR. 2	YR. 3	YR. 4	YR. 5
		03/12/12-03/11/13	03/12/13-03/11/14	03/12/14-03/11/15	03/12/15-03/11/16	03/12/16-03/11/17	03/12/17-03/11/18
	Labor Category	Current GSA Rate	New proposed GSA Rate	New proposed GSA Rate	New proposed GSA Rate	New proposed GSA Rate	New proposed GSA Rate
37	Data Communication Specialist	92.44	95.49	98.64	101.90	105.26	108.74
38	Business Analyst/Writer	115.13	118.93	122.86	126.91	131.10	135.42

Rates are "on site" only.

Note: Any non-professional services proposed must be incidental to and in direct support of the proposed professional services.

Job Descriptions

1 **Job Title:** Project Manager

General Experience: Has 15 years of ADP experience, including 4 years of ADP software management experience.

Functional Responsibility: Serves as the Contractor counterpart to the Government program/technical managers. Manages program/technical support operations involving multiple project/task orders and personnel, possibly at diverse locations. Organizes, directs, and coordinates planning and execution of all program/technical support activities. Has proven information technology expertise and communications skills to be able to interface with all levels of management. Plans and manages the progress of several highly technical projects. Establishes, monitors, and adjusts management structure to direct program/technical support activities in a most effective manner. Uses project automation tools to monitor the budget and schedule of various tasks and activities. Meets and confers with Government management officials regarding the status of specific program/technical activities and problems, issues or conflicts regarding resolution.

Education: Master of Science

2. **Job Title:** Database Management Specialist

General Experience: Has 12 years of experience in the development and maintenance of database systems.

Functional Responsibility: Manages and/or develops database projects. Provides highly technical expertise in the use of DBMS concepts. Provides technical expertise and support in the use of Data Base Management Systems (DBMS). Evaluates and recommends available DBMS products and services to supports validated user requirements. Defines file organization, indexing methods, and security procedures for specific user applications. Develops, implements, and maintains database back-up and recovery procedures for the processing environments, and ensures data integrity, security and recoverability of DBMS applications.

Education: Bachelor of Science

3. **Job Title:** Senior Functional Analyst

General Experience: Has 10 years experience developing functional requirements for ADP systems.

Functional Responsibility: Analyzes user needs to determine functional and cross-functional requirements. Performs functional allocation to identify required tasks and their interrelationships. Provides daily supervision to support staff.

Education: Bachelor of Science in Computer Science or related discipline

4. **Job Title:** Senior Application Engineer

General Experience: Has 10 years experience managing or performing software engineering activities.

Functional Responsibility: Analyzes and studies complex system requirements. Designs software tools and subsystems to support software reuse and domain analyses and manages their implementation. Manages software development. Estimates software development costs and schedule.

Education: Bachelor of Science in Computer Science or related discipline.

5. **Job Title:** Applications Engineer

General Experience: Has 8 years of computer applications experience.

Functional Responsibility: Analyzes functional business applications and design specification for functional activities. Develops block diagrams and logic flow charts. Translates detailed design into computer software. Tests, debugs, and refines computer software to produce the required product. Prepares required documentation, including both program-level and user-level documentation. Enhances software to reduce operating time or improve efficiency. Provides technical direction to programmers to ensure program deadlines are met.

Education: Bachelor of Science

6. **Job Title:** System Engineer

General Experience: Has 7 years experience in systems engineering.

Functional Responsibility: Applies software, hardware, and standards information technology skills in the analysis, specification, development, troubleshooting, integration, and acquisition of systems for information management applications. Ensures systems and applications are compliant with organizational standards for open systems architectures, reference models, and profiles of standards as they apply to the implementation and specification of information management solutions on the application platform, across the application program interface, and the external environment/software application. Evaluates and recommends COTS applications and methodologies that can be acquired to provide interoperable, portable, and scalable information technology solutions. Evaluates hardware and software environments for optimum operational efficiency. Troubleshoots system problems and recommends correction actions. Performs analysis and validation of reusable software/hardware components to ensure the integration of these components into interoperable information management design.

Education: Bachelor of Science

7. **Job Title:** Principal Information Engineer

   General Experience: Has 10 years experience in information systems development, functional and data requirements analysis, systems analysis and design, programming, program design, and documentation preparation.

   Functional Responsibility: Applies an enterprise-wide set of disciplines for the planning, analysis, design and construction of information systems. Develops analytical and computational techniques and methodology for problem solutions.

   Education: Master of Science in Computer Science or related discipline.

8. **Job Title:** Senior Computer Systems Analyst

   General Experience: Has 10 years experience including analyzing and designing business applications for large-scale computers.

   Functional Responsibility: Provides technical and administrative direction for personnel performing software development tasks, including the review of work products for correctness, adherence to the design concept and to user standards, and for progress in accordance with schedules.

   Education: Bachelor of Science in Computer Science or related discipline.

9. **Job Title:** Application Programmer

   General Experience: Has 5 years of computer programming experience. Develops block diagrams and logic flow charts.

   Functional Responsibility: Analyzes functional business applications and design specifications for functional areas such as payroll, logistics, and contracts. Translates detailed design into computer software. Tests, debugs, and refines the computer software to produce the required product. Prepares required documentation, including both program-level and user-level documentation. Enhances software to reduce operating time or improve efficiency. Provides technical direction to programmers as required to ensure program deadlines are met.

   Education: Bachelor of Science

10. **Job Title**: Senior Network Installation Technician

General Experience: Has 9 years experience in network installation.

Functional Responsibility: Organizes and directs network installations on site surveys. Assesses and documents current site network configuration and user requirements. Designs and optimizes network topologies. Directs and leads preparation of engineering plans and site installation Technical Design Packages. Develops installation schedules. Prepares site installation and test reports. Coordinates post installation operations and maintenance support.

Education: High School Diploma.

11. **Job Title**: Network Installation Technician

General Experience: Has 5 years experience in network installation.

Functional Responsibility: Conducts site surveys. Assesses and documents current site network configuration and user requirements. Designs and optimizes network topologies. Follows engineering plans and site installation Technical Design Packages. Develops installation schedules. Works with network installation team. Assists in the preparation of drawing and documenting configuration changes at each site. Prepares site installation and test reports.

Education: High School Diploma

12. **Job Title**: Senior Training Specialist

General Experience: Has 7 years experience including developing and providing technical and end-user training on computer hardware and application software.

Functional Responsibility: Conducts the research necessary to develop and revise training courses and prepares appropriate training catalogs. Develops instructor materials including course outlines, background materials, and training aids. Develops student materials such as manuals, workbooks, handouts, completion certificates, and course critique forms. Provides daily supervision and direction to staff.

Education: Bachelor of Science

13. **Job Title:** Production Control Supervisor

General Experience: Has 4 years of production scheduling experience including 1 year as a computer operator.

Functional Responsibility: Manages production for recurring applications. Provides expertise in computer operations, data control, and job control language. Leads computer operators, data control clerks, and production specialists in operating a production scheduling and implementation organization. Reviews the Job Control Language, develops standard operating procedures, and establishes and maintains standards for reporting, fixing and submitting production applications.

Education: A.A.

14. **Job Title:** Production Control Specialist

General Experience: Has 2 years of production scheduling experience with some experience in computer operations.

Functional Responsibility: Establishes recurring production job schedules and submits or resubmits them for successful completion. Sets up job control languages, submits it for execution, monitors it for completion, reviews job status code upon completion and takes corrective action for abnormally terminated jobs. Interfaces with user organization for job scheduling and reporting of job status. Operates computers, performs tape library functions, and works with data control clerks on an as-needed basis.

Education: High School Diploma

15. **Job Title:** Peripheral Operator

General Experience: Has 6 months experience in operating computer peripherals including printers, tape drives, input stations and similar equipment.

Functional Responsibility: Responsible for the operation and maintenance of all input/output devices and all clerical/administrative tasks associated with input/output operations. Operates equipment such as printer, key punch, input/output devices, scanners, keyboards, and so on. Ensures proper operability of device by ribbons, toner, paper, as required. Receives, maintains, tracks and inputs documents. Distributes output to proper destination.

Minimum Education: High School Diploma

16. **Job Title: Subject Matter Expert I**

Minimum/General Experience: 3 Years experience in clinical or scientific field

Functional Responsibility: Use Oracle-based system in a Client/Server environment to resolve and handle medical coding of adverse event forms using the coding terms. Review and analyze the submitted data; retrieve data from the database and resolve all coding and text entry problems. Quality of data may need to be referred to the submitting person/agency source for follow-up or clarification. Enter coded International Medical Terminology data from Adverse Event Report

forms or images of these forms into Oracle database through an Oracle forms application. Verify medical code terms and data entry. Improve and resolve system and process-related problems. Assist in developing long term and short term plans and concepts. Demonstrate oral and written communication skills.

Minimum Education: Masters Degree

17. **Job Title:** Subject Matter Expert II

Minimum/General Experience: 3 years experience in clinical or scientific filed

Functional Responsibility: Use Oracle-based system in a Client/Server environment to resolve and handle medical coding of adverse event forms using the coding terms. Possess at least 2 years of managerial experience. Interface with internal users as well as external stakeholders. Apply and use project management tools such as MS Projects, spreadsheets, etc. Use and direct personnel to code from Adverse Event Report forms or images of these forms into an Oracle database using International Medical Terminology; verify medical code and data entry. Review and retrieve system data, match output with specifications in accordance with Standard Operating Procedures and resolve discrepancies. Manage functional task activities and lower level personnel.

Minimum Education: Master's Degree

18 **Job Title:** Subject Matter Expert III

Minimum/General Experience: 3 years experience in clinical or scientific field

Functional Responsibility: Use Oracle-based system in a Client/Server environment to resolve and handle medical coding of adverse event forms using the coding terms. Perform such tasks as using International Medical Terminology to code adverse event reports from Adverse Event Report forms or images of these forms into an Oracle database; verify medical code and data entry. Review and retrieve system data, match output with specifications in accordance with the Standard Operating Procedures and resolve discrepancies. Assist in the development of Standard Operating Procedures. Assist lower level personnel in task activities.

Minimum Education: Master's Degree

19. **Job Title:** Subject Matter Expert IV

Minimum /General Experience: 2 years experience in clinical or scientific field

Functional Responsibility: Use Oracle-based system in a Client/Server environment to resolve and handle medical coding of adverse event forms using the coding terms. Enter coded International Medical Terminology from Adverse Event Report forms or images of these forms into Oracle

database. Verify medical code terms and data entry. Perform quality assurance on data entered into the Oracle system. Resolve problems related to data entered by the personnel into the database.

Minimum Education: Bachelor's Degree

20. **Job Title:** Subject Matter Expert V

Minimum/General Experience: 2 years experience in any health related field with knowledge of drugs

Functional Responsibility: Use Oracle-based system in a Client/Server environment to resolve discrepancies that occur between similar data entered by two independent data entry specialists. Ensure the accuracy of data entered into critical fields, per the Standard Operating Procedures. Other responsibilities include performing data entry functions as needed, providing critical feedback to data entry staff using a database designed to capture, track, and report errors and attending team meetings and training sessions.

Minimum Education: Bachelor's degree

21 **Job Title:** Subject Matter Expert VI

Minimum/General Experience:1 years experience in any health related field

Functional Responsibility: Use Oracle-based system in a Client/Server environment to resolve discrepancies that occur between similar data entered by two independent data entry specialists. Ensure the accuracy of data entered into critical fields, per the Standard Operating Procedures. Other responsibilities include performing data entry functions as needed, providing quality assurance of the entered data providing critical feedback to data entry staff using a database designed to capture, track, and report errors and attending team meetings and training sessions.

Minimum Education: Associate degree

22. **Job Title:** Data Processing Specialist I

Minimum/General Experience: Able to type 40 + words per minute, familiarity with data entry on IBM or equivalent PC's, 2 years experience including 1 year supervisory

Functional Responsibility: Operate an alphanumeric keyboard requiring an understanding of transcribing procedures and relevant state-of-the-art data entry/computer equipment. Exercise experience and judgment in selecting procedures to be followed and in searching for interpreting, selecting, or coding items to be entered from a variety of source documents. Occasionally perform repetitive entry of data from standardized source documents. Work independently and interact positively with a variety of clients. Supervise junior staff members and interface with client management.

Minimum Education: Bachelor's degree or 2 years additional experience

23. **Job Title:** Data Processing Specialist II

Minimum/General Experience: Able to type 40 + words per minute, familiarity with data entry on IBM or equivalent PC's

Functional Responsibility: Operate an alphanumeric keyboard requiring an understanding of transcribing procedures and relevant state-of-the-art data entry/computer equipment. Scan documents, assign indices and load database with image data. Exercise experience and judgment in selecting procedures to be followed and in searching for, interpreting, selecting, or coding items to be entered from a variety of source documents. Occasionally perform repetitive entry of data from standardized source documents.

Minimum Education: High School

24. **Job Title:** Data Processing Specialist III

Minimum/General Experience: Familiar with IBM PC

Functional Responsibility: Input data from source documents into a keyboard controlled data entry device. May scan documents, assign indices and load database with image data. Extract, cross reference, and prepare data for entry. Compile and summarize data, as well as perform mathematical computations. Develop charts, graphs, and other statistical reports. Maintain files and records.

Minimum Education: 2 years of High School

25. **Job Title:** Administrative Assistant

Minimum/General Experience: 2 years office experience

Functional Responsibility: Use PCs to maintain and update office records. Aid staff by coordinating office services such as personnel, budget preparation and control, records control and management studies. Coordinate collection and preparation of operating reports. Coordinate resources for scheduled projects that use printing resources, shipping, mailing, and tracking systems for multiple ongoing projects (i.e., occurring simultaneously). Secure training facilities and order supplies and other materials as needed.

Minimum Education: High School

26 **Job Title:** Record Management Specialist I

Minimum/General Experience: 3 years experience document processing including 1 year supervisory experience, ability to use PC.

Functional Responsibility: Process customer records through document management system, software and applications. Manage requirements and studies to implement new hardware and software technologies for records management. May use specialized software and hardware to capture images. Receive large number of records and documents and process them per Standard Operating Procedures. Contact with external customers. Plan and schedule production and resources to ensure turnaround requirements are met. Communicate effectively with user organizations and technical staff. Supervise junior in the operation of document management and control.

Minimum Education: Bachelor's degree, or 2 years additional experience

27. **Job Title:** Record Management Specialist II,

Minimum/General Experience: 2 years of document processing experience, ability to use PCs

Functional Responsibility: Process customer records through document management system, software and applications. May use specialized software and hardware to capture images. Receive large number of records and documents and process them per Standard Operating Procedures. Communicate effectively with user organizations and technical staff. Assist junior level staff in managing and controlling documents.

Minimum Education: High school

28. **Job Title:** Record Management Specialist III

Minimum/General Experience: 1 year of document processing experience

Functional Responsibility: Process customer records through document management system, software and applications. May use specialized software and hardware to capture images. Receive large number of records and documents drawn from single or multiple sources; disseminate them, complying with standards for quality and timeliness. Communicate effectively with user organizations and technical staff.

Minimum Education: High school

29. **Title:** Record Management Specialist IV

Minimum/General Experience: one year of clerical, administrative, document processing or filing experience.

Functional Responsibility: Process customer records through document management system, software and applications. Receive large number of records and documents from single or multiple sources and disseminate them in accordance with Standard Operating Procedures. Receive, log, and maintain all documents and records. Maintain inventory of hardware, software, documents, as required.

Minimum Education: High school

30 **Job Title:** Technology Consultant

General Experience: Has 10 years experience developing researching, coordinating, managing, and implementing solutions for emergent problems.

Functional Responsibility: Provides specialized analysis and solution development. Develops and implements systems, designs programs or creates and maintains documentation. Develops and implements plans. Provides direction and leadership to assigned personnel. Performs customer liaison. Complies with industry standards.

Education: Master degree in applicable discipline or equivalent experience.

31 **Job Title:** Junior Technology Consultant

General Experience: Has 6 years experience developing researching, coordinating, managing, and implementing solutions for emergent problems.

Functional Responsibility: Provides specialized analysis and solution development. Develops and implements systems, designs programs or creates and maintains documentation. Develops and implements plans. Performs customer liaison. Complies with industry standards.

Education: Bachelors degree in applicable discipline or equivalent experience.

32. **Job Title:** Program Manager

General Experience: Has 15 years of experience, including 6 years of management experience.

Functional Responsibility: Serves as the Contractor counterpart to the Government program/technical managers for large, complex programs. Manages program/technical support operations involving multiple project/task orders and personnel, possibly at diverse locations.

Organizes, directs, and coordinates planning and execution of all program/technical support activities. Has proven communications skills to be able to interface with all levels of management. Establishes, monitors, and adjusts management structure to direct program/technical support activities in a most effective manner. Uses project tools to monitor the budget and schedule of various tasks and activities. Meets and confers with Government management officials regarding the status of specific program/technical activities and problems, issues or conflicts regarding resolution.

Education: Master degree in applicable discipline or equivalent experience.

33. **Job Title:** Database Administrator

General Experience: Has five years experience developing and administrating relational database management systems.

Functional Responsibility: Provides technical expertise and support in planning, acquiring, implementing, and operating database management systems. Evaluates and recommends available DBMS products to support validated user requirements. Defines file organization, indexing methods, and security procedures for specific user applications. Develops, implements, and maintains database backup and recovery procedures for the processing environments and ensures that data integrity, security, and recoverability are built into the DBMS applications. Monitors database performance and evaluates areas to improve efficiency.

Education: Bachelors degree in applicable discipline or equivalent experience.

34. **Job Title:** Junior Database Administrator

General Experience: Has two years experience developing and administrating relational database management systems.

Functional Responsibility: Independently or as part of the team provides technical expertise and support in planning, acquiring, implementing, and operating database management systems. Evaluates and recommends available DBMS products to support validated user requirements. Defines file organization, indexing methods, and security procedures for specific user applications. Develops, implements, and maintains database backup and recovery procedures for the processing environments and ensures that data integrity, security, and recoverability are built into the DBMS applications. Monitors database performance and evaluates areas to improve efficiency.

Education: Bachelors degree in applicable discipline or equivalent experience.

35. Job Title: Network Analyst

General Experience: Two (2) years of technical experience designing, installing, maintaining, and managing Local Area Networks (LANs) and/or Wide Area Networks (WANs).

Functional Responsibility: Responsible for site survey, acquisition, installation, maintenance, and usage of the LAN/WAN/MAN. Manages LAN/WAN/MAN performance and maintains system security. Installs network hardware and software. Troubleshoots system problems. Establishes and implements policies, procedures, and standards, and ensures their conformance to information systems objectives. Trains users on system operation. May perform network planning and engineering functions. May be responsible for both local and remote administration of networks.

Education: Bachelors degree in applicable discipline or equivalent experience.

36. Job Title: Telecommunication Network Specialist

General Experience: Two (2) years of technical experience designing, analyzing, and optimizing telecommunications networks.

Functional Responsibility: Analyzes network characteristics (e.g., traffic, connect time, transmission speeds, packet sizes, and throughput) and recommends procurement, removals, and modifications to network components including voice, data, video, etc. Designs and optimizes network topologies and site configurations. Plans installations, transitions, and cutovers of network components and capabilities. Administers networks. Coordinates requirements with users and suppliers.

Education: Bachelors degree in applicable discipline or equivalent experience.

37. Job Title: Data Communications Specialist

General Experience: Four (4) years of technical experience designing, analyzing, and optimizing data communications networks.

Functional Responsibility: Analyzes data communication needs through surveys and user sessions and recommend, plans, and implements network architecture. Performs network evaluation by determining characteristics (e.g., traffic, connect time, transmission speeds, packet sizes, and throughput) and recommends improvements. Designs and optimizes network topologies and site configurations. Plans installations, transitions, and cutovers of data communication network components and capabilities. Coordinates requirements with users and suppliers.

Education: Bachelors degree in applicable discipline or equivalent experience.

38. Job Title: Business Analyst/Writer

General Experience: One (1) year experience developing, editing, and producing technical and graphic documentation for information technology systems. Must have a basic understanding of computer processing, including commonly used information technology terminology and must possess strong organizational skills.

Functional Responsibility: Assists in collecting and organizing information required for preparation of user manuals, training materials, installation guides, proposals, and reports. Edits functional descriptions, system specifications, user manuals, special reports, or any other customer deliverables and documents. Prepares and edits documentation incorporating information provided by the user, specialist, analyst, programmer, and management personnel. Duties include writing, edition, and graphics presentation of technical information for both technical and nontechnical personnel. Interprets technical documentation standards and prepares documentation accordingly.

Minimum Education: High School Diploma